Exhibit 3.3

**AMENDED AND RESTATED
STATEMENT OF DESIGNATIONS**

OF

**ICON ENERGY CORP.
Reg. No. 121573**

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was

FILED ON

NON-RESIDENT

July 1, 2024

/s/ Mariam Drame

Mariam Drame
Deputy Registrar

AMENDED AND RESTATED STATEMENT OF DESIGNATIONS OF RIGHTS, PREFERENCES AND

PRIVILEGES OF 9.00% SERIES A CUMULATIVE

CONVERTIBLE PERPETUAL PREFERRED SHARES OF ICON ENERGY CORP.

ICON ENERGY CORP., a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands (the “Company”), in accordance with the provisions of Section 35 thereof and the Amended and Restated Articles of Incorporation of the Company (the “Articles”), does hereby certify:

The Board of Directors of the Company has adopted the following resolutions amending and restating the designation and certain terms, powers, preferences and other rights of the 9.00% Series A Cumulative Convertible Perpetual Preferred Shares and certain qualifications, limitations and restrictions thereon. Capitalized terms shall have the same meaning as in the Articles, unless otherwise specified in this Statement of Designations or unless the context otherwise requires.

WHEREAS, the Company’s Board of Directors previously adopted a resolution establishing a series of preferred shares of the Company, par value $0.001 per share, designated as “9.00% Series A Cumulative Convertible Perpetual Preferred Shares” and prescribing the relative rights, preferences and privileges of such series;

RESOLVED, that the Board of Directors of the Company does hereby amend and restate the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions of the shares of such series, as follows:

Section 1. Designation and Amount. The shares of this series shall be designated as “9.00% Series A Cumulative Convertible Perpetual Preferred Shares” (hereinafter, called “this Series” or the “Series A Preferred Shares”). Shares of this Series shall have a par value of $0.001 per share and each share of this Series shall be identical in all respects to every other share of this Series, except as to the respective dates from which dividends on the Series A Preferred Shares may begin accruing, to the extent such dates may differ. The number of shares constituting this Series shall initially be one million five hundred thousand (1,500,000), which number the Board of Directors may from time to time increase (but not in excess of the total number of designated preferred shares of the Company, excluding any other series of preferred shares authorized at the time of such increase) or decrease (but not below the number of shares of this Series then outstanding).

Section 2. Definitions. As used herein with respect to this Series:

“Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Consideration” has the meaning set forth in Section 6(c)(i).

“Accrued Dividends” means, with respect to shares of this Series, an amount computed at the Dividend Rate on the Stated Amount for each Dividend Period plus any Accrued Dividends for any prior Dividend Period (whether or not such Series A Dividends have been declared), that have not been paid in cash or PIK Shares.

“Articles” has the meaning set forth in the Preamble.

“BCA” has the meaning set forth in the Preamble.

“Board of Directors” means the Board of Directors of the Company or a committee of the Board of Directors duly authorized by the Board of Directors to declare dividends on this Series or take other action relating to this Series.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which the Nasdaq Stock Market is open for trading and on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

“Bylaws” means the bylaws of the Company, as they may be amended from time to time.

“Common Shares” means the common shares of the Company, par value $0.001 per share, and any other outstanding class of common shares of the Company.

“Company” has the meaning set forth in the Preamble.

“Conversion Notice” has the meaning set forth in Section 6(d).

“Conversion Price” has the meaning set forth in Section 6(b).

“Conversion Rights” has the meaning set forth in Section 6(a).

“Convertible Securities” has the meaning set forth in Section 6(c)(i).

“Default Adjustment” has the meaning set forth in Section 3(a).

“Distribution” has the meaning set forth in Section 6(c)(i).

“Dividend Parity Stock” means any class or series of capital stock of the Company that ranks on parity with the Series A Preferred Shares in the payment of dividends.

“Dividend Payment Date” means each June 30 and December 31 of each year.

“Dividend Payment Default” means, as of a Dividend Payment Date, the non-payment of any Accrued Dividends that remain outstanding for any share of this Series.

“Dividend Period” means a period of time from and including the preceding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date), to but excluding the next succeeding Dividend Payment Date for such Dividend Period.

“Dividend Rate” means 9.00% per annum, subject to adjustment as set forth in Section 3.

“Effective Price” of Common Shares shall mean the quotient determined by dividing the total number of Common Shares issued or sold, or deemed to have been issued or sold by the Company under Section 6(c) hereof, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under Section 6(c) hereof, for such Common Shares. In the event that the number of Common Shares or the Effective Price cannot be ascertained at the time of issuance, such Common Shares shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

“Excluded Shares” means any Common Shares issued or issuable by the Company: (A) to directors, officers, employees and consultants under any stock incentive plan or similar plan or arrangement approved by the Board of Directors; (B) in respect of a conversion of shares of this Series in accordance herewith; (C) pursuant to a stock split, stock dividend, reorganization or recapitalization applicable to all of the Common Shares; (D) at or in connection with the closing of the Company’s IPO, pursuant to any exercise of the over-allotment option by the underwriters in the Company’s IPO, or pursuant to the exercise of warrants that were issued in connection with the Company’s IPO; or (E) pursuant to a transaction that all Holders agree shall be deemed to be an issuance of Excluded Shares.

“Five-Day VWAP” means as applicable: (i) the volume weighted average price per Common Share as reported by Bloomberg and calculated during regular trading hours over the five consecutive Trading Day period expiring on the Trading Day immediately prior to the date of delivery of a Conversion Notice in accordance with Section 6(e); or (ii) if the Common Shares are not then listed or traded on a United States securities exchange or trading market and if prices for the Common Shares are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Common Share so reported, in each case, appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any such measuring period.

“Holder” means the Person in whose name the Series A Preferred Shares are registered on the stock register of the Company maintained by the Registrar and Transfer Agent.

“IPO” means the underwritten initial public offering of the Company’s Common Shares pursuant to a registration statement filed on Form F-1 (or any successor form thereto) that is declared effective by the United States Securities and Exchange Commission.

“Junior Stock” has the meaning set forth in Section 8.

“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, or a sale of all or substantially all of the assets, property or business of the Company on a consolidated basis individually or in a series of transactions, or a change of control of the Company. A consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall not be deemed a Liquidation Event.

“Liquidation Preference” has the meaning set forth in Section 4.

“Liquidation Preference Parity Stock” means any class or series of stock of the Company that ranks on a parity with this Series in the distribution of assets on liquidation, dissolution or winding up of the Company.

“Original Issue Date” means the date of issuance of the first Series A Preferred Share.

“Person” means a legal person, including any individual, company, estate, partnership, joint venture, association, joint-stock company limited liability company, trust or entity.

“PIK Shares” shall mean Series A Preferred Shares issued to Holders in lieu of cash dividends in accordance with this Statement of Designations, where the number of PIK Shares to be so issued is equal to the Series A Dividend to be paid divided by the Stated Amount.

“PIK Payment” means the payment of all or a portion of Accrued Dividends in PIK Shares.

“Pre-Determined Price” has the meaning set forth in Section 6(b).

“Preferred Shares” means any of the Company’s capital stock, however designated, which entitles the holder thereof to a preference with respect to payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, over the Common Shares.

“Registrar” means Computershare Trust Company, N.A., acting in its capacity as registrar for the Series A Preferred Shares and its successors and assigns or any other registrar appointed by the Company.

“Rights Agreement” has the meaning set forth in Section 7(c).

“Senior Stock” has the meaning set forth in Section 8.

“Series A Dividends” means dividends with respect to the Series A Preferred Shares pursuant to Section 3 of this Statement of Designations.

“Series A Preferred Shares” has the meaning set forth in Section 1.

“Series B Preferred Shares” means the Company’s Series B Perpetual Preferred Shares, par value $0.001 per share.

“Series C Participating Preferred Shares” means the Company’s Series C Participating Preferred Shares, as provided in the Company’s Rights Agreement.

“Stated Amount” means, in respect of this Series, $1,000 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Articles or applicable statement of designations.

“Statement of Designations” means this Statement of Designations relating to the Series A Preferred Shares, as it may be amended from time to time in a manner consistent with this Statement of Designations, the Articles and the BCA.

“Trading Day” means any day on which the principal United States securities exchange or trading market where the Common Shares is then listed or traded is open for business.

“Transfer Agent” means Computershare Trust Company, N.A., acting in its capacity as transfer agent for the Series A Preferred Shares and its successors and assigns or any other transfer agent appointed by the Company.

“this Series” has the meaning set forth in Section 1.

For all purposes relevant to this Statement of Designations: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed to be followed by the words “without limitation;” all references to number of shares, amounts per share, prices and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designations, if any event under this Statement of Designations occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

Section 3. Dividends.

(a)       Series A Dividends on each outstanding Series A Preferred Share shall be cumulative and shall accrue at the applicable Dividend Rate on the Stated Amount and on any Accrued Dividends, from and including the Original Issue Date (or, for any subsequently issued and newly outstanding Series A Preferred Shares, from the Dividend Payment Date immediately preceding the issuance date of such Series A Preferred Shares) until such time as the Company pays the Series A Dividends or the Series A Preferred Shares are converted pursuant to Section 6 hereof, whether or not such Series A Dividends shall have been declared, whether or not there are profits, surplus, or other funds legally available for the payment of dividends, and whether or not restricted by the terms of any of the Company’s indebtedness outstanding at any time. Holders shall be entitled to receive Series A Dividends from time to time out of any assets of the Company legally available for the payment of dividends, when, as, and if declared by the Board of Directors. Series A Dividends, to the extent declared to be paid by the Company in accordance with this Section 3, shall be paid on each Dividend Payment Date, in either a cash amount per share or in PIK Shares, or in a combination thereof, at the election of the Company. Dividends shall accumulate in each Dividend Period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared Series A Dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Series A Dividends shall be payable based on a 360-day year consisting of twelve 30-day months. It is intended that all increases in the applicable divided rate as a result of any Dividend Payment Default or other non-payment of Accrued Dividends in cash will serve to reasonably compensate the Holders for the related consequences and increased risk, and not as a penalty or punishment. The Company acknowledges that the actual damages likely to result from any Dividend Payment Default or other non-payment of Accrued Dividends in cash are difficult to estimate and would be difficult for a Holder to prove.

In the event of a Dividend Payment Default, commencing with the next succeeding Dividend Period, the Dividend rate shall increase by a factor of 1.33, which factor shall be adjusted downward, pro rata, by the portion of Series A Dividends that have accrued in such Dividend Period that have been paid in cash and/or PIK Shares (“Default Adjustment”). A Default Adjustment shall occur on each relevant Dividend Payment Date for so long as any Dividend Payment Default occurs or continues during any Dividend Period. To the extent Accrued Dividends relating to a Dividend Payment Default are subsequently paid in cash and/or PIK Shares, the Default Adjustments relating to such Dividend Payment Default shall no longer be applied.

In the event of a PIK Payment of Accrued Dividends for a Dividend Period, commencing with the next succeeding Dividend Period, the Dividend Rate shall be increased by a factor of 1.30, which factor shall be adjusted downward, pro rata, by the portion of Accrued Dividends for such Dividend Period that have been paid in cash or not at all.

(b) Priority of Dividends. So long as any share of this Series remains outstanding, unless full Accrued Dividends on all outstanding Series A Preferred Shares through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Stock, other than a dividend payable solely in stock that ranks junior to this Series in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

Accumulated Series A Dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Dividends in arrears on all outstanding Series A Preferred Shares and any Dividend Parity Stock shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been declared and set apart, payment of accumulated dividends in arrears on the Series A Preferred Shares and any such Dividend Parity Stock shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series A Preferred Shares and any Dividend Parity Stock are paid, any partial payment shall be made pro rata with respect to the Series A Preferred Shares and any Dividend Parity Stock entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative Series A Dividends.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Common Shares or Junior Stock from time to time out of any funds legally available therefor, and the shares of this Series shall not be entitled to participate in any such dividend.

(c) Redemption and Repurchase of Junior Stock. So long as any share of this Series remains outstanding, unless full Accrued Dividends on all outstanding Series A Preferred Shares through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no monies may be paid or made available for a sinking fund for the redemption or retirement of Junior Stock, nor shall any shares of Junior Stock be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly, other than:

(i) as a result of (x) a reclassification of Junior Stock, or (y) the exchange or conversion of one share of Junior Stock for or into another share of stock that ranks junior to this Series in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

(ii) through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to this Series in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

Section 4. Liquidation, Dissolution or Winding Up.

(a) Voluntary or Involuntary Liquidation. Upon the occurrence of any Liquidation Event, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, holders of this Series will be entitled to receive out of the assets of the Company legally available for distribution to its shareholders an amount equal to the Stated Amount per share, together with an amount equal to all Accrued Dividends to the date of payment whether or not earned or declared (the “Liquidation Preference”).

(b) Partial Payment. If the assets of the Company are not sufficient to pay the Liquidation Preference in full to all Holders and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of this Series and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of this Series and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Company other than this Series means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Company available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of this Series and all holders of any Liquidation Preference Parity Stock, the holders of Junior Stock will be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger, consolidation or other business combination of the Company with or into any other corporation, including a transaction in which the holders of this Series receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company.

Section 5. No Redemption; No Sinking Fund. This Series is perpetual and has no maturity date. The shares of this Series shall not be redeemable and will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of this Series will have no right to require redemption of any shares of this Series.

Section 6. Conversion Rights.

(a) General. Holders shall have the following rights with respect to the conversion of such Series A Preferred Shares into shares of Common Shares (the “Conversion Rights”):

(b) Optional Conversion Right of the Holders. Subject to the terms and conditions of this Section 6 (including the conversion procedures set forth below), at any time and from time to time commencing on the first business day following the one-year anniversary of the closing date of the IPO and until the day falling on the eight-year anniversary of the closing date of the IPO, each Holder may elect to convert, in whole or in part, without the payment of additional consideration by such Holder, its shares of this Series into, subject to Section 6(c) below, a number of validly issued, fully paid and non-assessable Common Shares equal to the quotient of (i) the aggregate Stated Amount of the shares of this Series converted plus Accrued Dividends (but excluding any dividends declared but not yet paid) thereon on the date on which the Conversion Notice is delivered divided by (ii) the Conversion Price, as defined in the following sentence. The “Conversion Price” for any conversion hereunder shall be the lower of (i) 150% of the IPO price per Common Share) (the “Pre-Determined Price”) and (ii) the Five-Day VWAP; provided that the Pre-Determined Price shall be subject to the adjustments set out in Section 6(c) below.

(c) Adjustment of Pre-Determined Price as a Result of Certain Corporate Actions.

(i)	Adjustments to Pre-Determined Price. The Pre-Determined Price in effect at any time shall be adjusted as follows:

(1)	Upon Capital Reorganization, Reclassification, Merger or Sale of Assets. If the Common Shares issuable upon the conversion of the Series A Preferred Shares shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person (other than any such event for which an adjustment is otherwise provided for pursuant to this Section 6(c)), then and in each such event each Holder shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property of the Company, or of the successor corporation resulting from such merger, consolidation or sale, receivable upon such reorganization, reclassification, merger, consolidation, sale or other change by holders of the number of Common Shares into which such Series A Preferred Shares might have been converted, as the case may be, immediately prior to such reorganization, reclassification, merger, consolidation, sale or other change, all subject to further adjustment as provided herein. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(c) with respect to the rights of the Holders after the reorganization, reclassification, merger, consolidation, sale or other change to the end that the provisions of this Section 6(c), including adjustment of the Pre-Determined Price then in effect for the Series A Preferred Shares and the number of shares issuable upon conversion of the Series A Preferred Shares shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(2)	Upon Stock Dividend, Subdivision, Split or Combination. If the Company shall, at any time or from time to time, pay a stock dividend or otherwise make a distribution or distributions on its Common Shares or any other equity or equity equivalent securities payable in Common Shares, or effect a subdivision or split of the outstanding Common Shares, the Pre-Determined Price in effect immediately before such stock dividend or distribution, subdivision or split shall be proportionately decreased and, conversely, if the Company shall, at any time or from time to time, effect a combination (including by means of a reverse stock split) of the outstanding Common Shares, the Pre-Determined Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this Section 6(c)(i)(2) shall become effective immediately following the record date, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the applicable stock dividend or distribution, subdivision, split or combination.

(3)	Upon Pro Rata Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of record of the Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the Original Issue Date, then, in each such case (other than with respect to a recurring cash dividend or any such event for which an adjustment is otherwise provided for pursuant to this Section 6(c)) each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of Common Shares acquirable upon complete conversion of its Series A Preferred Shares immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution.

(4)	Upon Certain Dilutive Share Sales. In the event that the Company shall, at any time or from time to time, issue or sell (or be deemed to have so issued or sold pursuant to the provisions of this Section 6(c)(i)(4)) Common Shares (other than Excluded Shares) for an Effective Price less than the Pre-Determined Price then in effect, then the Pre-Determined Price shall be reduced (but not increased) to an amount equal to such Effective Price.

An adjustment made pursuant to this Section 6(c)(i)(4) shall be made on the next Business Day following the date on which any such issuance or sale is made (or deemed to be made pursuant to this Section 6(c)(i)(4) and shall be effective retroactively to the close of business on the date of such issuance or sale.

For the purpose of making any adjustment required under this Section 6(c)(i)(4), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board of Directors; provided, however, that, unless the fair value is agreed to by all Holders, to the extent the Board of Directors determines the fair value of property other than cash is equal to or exceeds $1,000,000, then the Company shall have such property appraised by a qualified independent appraiser, whose valuation shall conclusively determine the value, and (C) if Common Shares, Convertible Securities or rights or options to purchase either Common Shares or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Shares, Convertible Securities or rights or options.

For the purpose of the adjustment required under this Section 6(c)(i)(4), if the Company issues or sells (x) Preferred Shares or other stock, options, warrants, purchase rights or other securities convertible into, Common Shares other than Excluded Shares (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Common Shares or Convertible Securities (other than Excluded Shares) and if the Effective Price of such Common Shares is less than the Pre-Determined Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Common Shares issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus: (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events, including by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced, and such Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such decrease.

(ii)	Other Events. If any event occurs of the type contemplated by the foregoing provisions of this Section 6(c) but not expressly provided for by such provisions, then the Board of Directors will make an appropriate adjustment to the Pre-Determined Price so as to maintain the conversion rights of the Holders; provided, however, that no such adjustment will increase the Pre-Determined Price as otherwise determined pursuant to this Section 6.

(iii)	Notice of Adjustment to Pre-Determined Price. Whenever the Pre-Determined Price is adjusted pursuant to any provision of this Section 6(c), the Company shall promptly deliver to the Holders of record a notice setting forth the Pre-Determined Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(c) Fractional Shares upon Conversion. No fractional Common Shares shall be issued upon conversion of the shares of this Series. In lieu of any fractional shares to which the converting Holder of shares of this Series would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Conversion Price of such fractional shares.

(d) Notice of Conversion. Before any Holder shall be entitled to convert the same into full Common Shares, such Holder shall give written notice to the Company of the election to convert shares of this Series, the number of shares of this Series to be converted, the number of shares of this Series that such Holder will beneficially own subsequent to such conversion and the person to whom the Common Shares are to be issued and the name (with address) of the holder or its nominees in which such Holder desires the Common Shares to be issued, subject to any restrictions on transfer relating to the shares of this Series or the Common Shares upon conversion thereof (such written notice, the “Conversion Notice”). The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. No wet ink-original Conversion Notice shall be required.

(e) Mechanics of Conversion. The Company shall, as soon as practicable after receipt of the Conversion Notice and in any event within two Business Days thereafter, issue and deliver to the applicable holder, the number of Common Shares to which such holder is entitled for such conversion by crediting a book-entry account of the holder or its nominees with such Common Shares (including any in-kind dividends on the converted shares of this Series that were declared but unpaid on the date on which the Conversion Notice was delivered), and a check or wire transfer payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional Common Shares, plus any cash dividends on the converted shares of this Series that were declared but unpaid on the date on which the Conversion Notice was delivered.

(f) Effective Time of Conversion. Conversion pursuant to this Section 6 shall be deemed to have been made immediately prior to the close of business, New York time, on the date on which the Conversion Notice is delivered or caused to be delivered by the relevant Holder. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(g) Effect of Conversion. Shares of this Series converted into Common Shares in accordance with this Section 6 shall be canceled, shall resume the status of authorized but unissued shares of preferred shares of the Company and shall no longer be designated as shares of this Series. To the extent the converted shares of this Series are represented by certificates, no Holder shall be required to physically surrender any certificate(s) representing such converted shares to the Company until all shares of this Series represented by such certificate(s) have been converted in full, in which case the applicable Holder shall surrender such certificate(s) to the Company for cancellation on the date the final Conversion Notice is delivered to the Company. To the extent the shares of this Series are represented by certificates, delivery of a Conversion Notice with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares and issuance of a certificate representing the remaining shares of this Series held by the applicable Holder.

(h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times after the Original Issue Date, reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting the conversion of the shares of this Series, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all then outstanding shares of this Series; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding shares of this Series, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including engaging in best efforts to obtain the requisite approvals of any necessary amendment to this Statement of Designations or the Articles.

(i) Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of shares of this Series pursuant to this Section 6. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the shares of this Series so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 7. Voting Rights.

(a) Holders of this Series will have no voting rights except as set forth below or as otherwise from to time required by law.

(b) Voting Rights. So long as any shares of this Series are outstanding, in addition to any other vote or consent of Holders required by law or by the Articles, the vote or consent of the Holders of at least 66 2/3% of the shares of this Series at the time outstanding, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i) Amendment of Articles. Any amendment, alteration or repeal of any provision of the Articles or Bylaws of the Company that would alter or change the voting powers, preferences or special rights of this Series so as to affect them adversely;

(ii) Authorization of Dividend Parity Stock. The issuance of Dividend Parity Stock if the Accrued Dividends on all outstanding Series A Preferred Shares through and including the most recently completed Dividend Period have not been paid or declared and a sum sufficient for the payment thereof has been set aside for payment;

(iii) Authorization of Senior Stock. Any amendment or alteration of the Articles to authorize or create, or increase the authorized amount of, any Senior Stock; or

(iv) Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving this Series, (y) a merger or consolidation of the Company with another entity (whether or not a corporation), or (z) a conversion, transfer, domestication or continuance of the Company into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the shares of this Series remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the shares of this Series are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of this Series immediately prior to such consummation, taken as a whole; except, in each case, in connection with the creation or issuance of Series C Participating Preferred Shares of the Company substantially in the form approved by the Board of Directors pursuant to the Company’s Shareholders’ Rights Agreement (the “Rights Agreement”) entered into between the Company and the Registrar on or around the Original Issue Date.

Section 8. Ranking. The Series A Preferred Shares shall be deemed to rank with respect to dividend distributions and distributions upon a Liquidation Event:

(a)	senior to (i) all classes of Common Shares, (ii) if issued, any Series B Preferred Shares or Series C Participating Preferred Shares and (iii) any other class or series of the Company’s capital stock established after the Original Issue Date, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon any Liquidation Event (collectively referred to with the Common Shares as “Junior Stock”);

(b)	on parity with any class or series of capital stock established after the Original Issue Date, with terms expressly providing that such class or series ranks on a parity with the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon any Liquidation Event distributions; and

(c)	junior to any class or series of capital stock established after the Original Issue Date, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Shares as to the payment of dividends and the distribution of assets upon any Liquidation Event (referred to as “Senior Stock”), and to all of our indebtedness and other liabilities, including trade payables, and other non-equity claims on us.

The Company may issue Junior Stock and, subject to Section (7)(c) of this Statement of Designations, Dividend Parity Stock or Senior Stock from time to time in one or more series without the consent of the Holders. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each such series of securities.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Company and the transfer agent for this Series may deem and treat the record Holder as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Other Rights. The shares of this Series will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of the Company. Holders shall not have any preemptive rights.

Section 11. Certificates. The Company may at its option issue shares of this Series without certificates.

Section 12. Reacquired Shares. Any shares of this Series that are converted, redeemed, purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued preferred shares undesignated as to series and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions set forth in the Articles.

Section 13. Fractional Shares. The Company shall have the authority to issue fractional shares of this Series.

Section 14. Notices. All notices or communications in respect of this Series will be sufficiently given if given in writing and delivered via overnight courier, facsimile or email to each Holder at its last address as it shall appear on the books and records of the Company, or if given in such other manner as may be permitted in this Statement of Designations, in the Articles or Bylaws or by applicable law.

Section 15. Severability; Headings. If any provision of this Statement of Designations is invalid, illegal or unenforceable, the balance of this Statement of Designations shall remain in effect, and if any provision is inapplicable to any person, entity or circumstance, it shall nevertheless remain applicable to all other persons, entities and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. Headings in this Statement of Designations are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the fact and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set her hand this 1st day of July, 2024.

By:	/s/ Ismini Panagiotidi
Name:	Ismini Panagiotidi
Title:	Chief Executive Officer